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                                                               EXHIBIT 99.(A)(6)

                          EZS ACQUISITION CORPORATION
                            ------------------------
                           OFFER TO PURCHASE FOR CASH
                             ALL OUTSTANDING SHARES
                                OF COMMON STOCK
                                       OF
                           SUNSHINE-JR. STORES, INC.
                                       AT
                              $12.00 NET PER SHARE
                                       BY
                          EZS ACQUISITION CORPORATION,
                          A WHOLLY-OWNED SUBSIDIARY OF
                             E-Z SERVE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON JULY 20, 1995, UNLESS THE OFFER IS EXTENDED.

                                                                   June 19, 1995

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We write in connection with the offer by EZS Acquisition Corporation (the "Purchaser") to purchase all outstanding shares of common stock, par value $.10 per share (the "Shares"), of Sunshine-Jr. Stores, Inc., a Florida corporation (the "Company"), at $12.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated June 19, 1995 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed for your information and use are copies of the following documents:

     1. Offer to Purchase dated June 19, 1995;

     2. Letter of Transmittal to be used by shareholders of the Company accepting the Offer and tendering Shares;

     3. A Letter to Shareholders of the Company from the Chairman of the Board and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

     4. A printed form of letter that may be sent to your clients for whose account you hold shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

     5. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Continental Stock Transfer & Trust Company (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase);

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. Return envelope addressed to the Depositary.
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     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE
THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON JULY 20, 1995, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) the shareholders of the Company who are parties to the Shareholders Agreement dated June 15, 1995, among Parent, Purchaser and such shareholders, having tendered and not withdrawn, the Shares owned by them to Purchaser in accordance with the Offer, and (ii) the expiration or termination of any applicable antitrust waiting periods.

     The Board of Directors of the Company has, by unanimous vote, approved the Offer and the Merger (as defined below) and determined that each of the Offer and the Merger is fair to, and in the best interests of, the Company and its shareholders and recommends that shareholders of the Company accept the Offer and tender their Shares.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 15, 1995 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer or the expiration or termination of the Offer under certain circumstances and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or any other subsidiary of Parent) will be converted into the right to receive in cash $12.00 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as set forth in Section 2 of the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

     If a holder of Shares wishes to tender Shares, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedures for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure set forth in Section 2 of the Offer to Purchase.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          EZS Acquisition Corporation

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT, THE COMPANY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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